NET1 TAKES IMPORTANT STEP IN GLOBAL EXPANSION WITH KEY
APPOINTMENT ESTABLISHING U.S. PRESENCE

Johannesburg, South Africa, January 11, 2006 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS) (“Net1” or the “Company”) announced today the appointment of Mr. David A. Schwarzbach as Vice President, Business Development. Mr. Schwarzbach will be located in the United States.

“We are excited that David has joined our team,” said Dr. Serge C.P. Belamant, Net1’s Chief Executive Officer. “His appointment is another important step in the global expansion of Net1. David will have responsibility for driving the broad range of strategic partnership and business opportunities we have across the Americas. He will also serve as an important contact for investors, especially in the United States.”

Mr. Schwarzbach, 37, joins Net1 after spending nearly six years at Morgan Stanley where he most recently served as an Executive Director. Mr. Schwarzbach worked in both the Investment Banking Division and Global Capital Markets with a broad range of companies, including many in the technology and financial services sectors.

In connection with his hiring, Mr. Schwarzbach will receive options to purchase 200,000 shares of Net1’s common stock at an exercise price of $30.71 per share.

About Net1 (www.net1ueps.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

This announcement may contain forward-looking statements pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, its ability to consummate and integrate joint ventures and acquisitions, and other risks detailed in the Company’s SEC filings. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone:    (604) 484-8750
Toll Free:      (866) 412-NET1 (6381)
www.net1ueps.com